Exhibit 99.1
Dear Shareholders:
2008 was a year that had two distinct phases. For the first three quarters of the year, TAL benefitted from favorable market conditions, and we delivered outstanding operational and financial results. While in the fourth quarter of 2008, market conditions changed significantly as the financial crisis turned into a deep global recession. Our financial results remained solid in the fourth quarter, finishing off a great year, but market and operating trends are negative as we head into 2009.
Outstanding Performance
TAL delivered outstanding results in 2008. In 2008, leasing revenue increased 12% due to our strong fleet growth; Adjusted EBITDA(2) (including principal payments on finance leases), increased 16% due to our revenue growth, strong disposal gains and increased trading margins; Adjusted Pretax Income(3) increased 21%; and our Adjusted Earnings Per Share increased 25% in 2008 due to our profitability growth and the impact of our share repurchases.
For the first three quarters of 2008, our strong performance was supported by continued growth in world containerized trade, high prices for new containers, limited direct purchases of containers by our shipping line customers, and strong selling prices for used containers. This environment allowed us to make large investments in new containers while maintaining high utilization of our existing container fleet, and it facilitated strong gains on the sale of our older containers.
With our strong results in 2008, TAL continued its track record of delivering outstanding results to our shareholders. The following table summarizes TAL’s financial performance for the three full fiscal years since our IPO in October 2005:

(Dollars in 000’s, except per share amounts)	2008	2007	2006
Total leasing revenue	$319,292	$286,273	$273,157
Adjusted EBITDA (includes principal payments on finance leases)(2)	$311,053	$267,068	$242,845
Adjusted pre-tax income(3)	$107,138	$88,274	$76,170
Adjusted pre-tax earnings per fully diluted share	$3.28	$2.65	$2.28
Adjusted net income(4)	$69,526	$56,687	$48,981
Adjusted net earnings per fully diluted share	$2.13	$1.70	$1.47

Challenges Ahead
In the fourth quarter of 2008, many of the positive environmental factors that had been supporting our performance turned negative. Containerized trade volumes dropped significantly in November. Since November, many of our customers are reporting that their cargo volumes are down 15% or more from the prior year, and this sharp decrease in trade volumes has led to a large increase in container drop-offs and virtually no demand for container pick-ups. As a result, our core utilization (excluding new units not yet leased) has been falling approximately 1.5% per month.
In addition, steel prices in China have decreased significantly. While virtually no new containers are currently being produced, we estimate that based on current steel prices, implied new container prices in the first quarter of 2009 are in the range of $1,900 to $2,000 for a 20’ dry container, down from over $2,500 for a 20’ dry container during the first half of 2008. The high price of containers for most of 2008 provided strong support for our lease rates and used container disposal prices. While we estimate that current market leasing rates for new containers would be slightly higher than the average lease rates in our portfolio, the benefits we receive from high container prices are likely to be much weaker in 2009 than they were last year.
Another challenge created by the current environment is customer credit risk. The freight rates earned by our customers are under severe pressure due to the combination of reduced trade volumes and a large increase in vessel capacity due to new vessel deliveries. Many shipping lines are in the midst of major expansion programs, and vessel capacity is expected to increase 10% or more per year for the next few years despite the sharp reduction in trade volumes that we are currently experiencing. Over ten small shipping lines have ceased operation since the summer of 2008, and the profitability of the large shipping lines has been in steep decline as well. There is a general expectation in the industry that we will continue to see small shipping lines shuttering their operations, and there is concern that one or more major shipping lines could run into financial trouble as well if the extremely weak freight rates persist for an extended period.
Because of the challenges and uncertainty in the shipping market, we have decided to effectively suspend our dividend program. Since initiating our dividend in 2006, we have paid out cumulative dividends of $3.50 per share. While we still have significant positive cash flow, we thought that it would make sense for TAL to retain its capital, build equity and reduce leverage. This will provide a larger cushion against the tough market conditions, and allow us to be more opportunistic in pursuing unique investment opportunities afforded by the current turbulent market. We will regularly re-evaluate the state of the economy and global trade to determine when we should resume the dividend program.
Strong Foundation
While the current market environment has created many challenges for TAL, we nonetheless expect to remain profitable throughout 2009. We believe we have entered this challenging period in great shape, with high utilization, an excellent lease portfolio, robust operating and marketing capabilities, strong operating cash flow and minimal financing needs. As a result, we believe we are in a good position to ride out the current difficult conditions.
We expect that TAL’s lease portfolio will help mitigate the impact of the weak market environment. Since the last downturn in 2001, TAL has significantly increased the portion of its containers leased under multi-year long-term operating leases and finance leases. As of December 31, 2008, almost two-thirds of our containers were on-hire under long-term or finance leases with a weighted average remaining lease term of over three years.
The high percentage of our units on multi-year leases limits our near-term exposure to the current difficult market environment. While our core utilization has been decreasing steadily since November 2008 at roughly 1.5% per month, our core utilization remained fairly high as of February 28, 2009 at 89.5%. We expect our utilization will continue to decrease steadily until trade volumes start to improve, but we expect the pace of the decrease to remain controlled rather than become a more rapid run-off.

The following chart illustrates the increased portion of long-term and finance leases in TAL’s portfolio:
TAL’s extensive operating and marketing capabilities and our long and deep customer relationships will help us make the most out of the current environment. We have been active in restructuring our lease agreements to minimize near-term container drop-offs, and we believe these renegotiations have been helped by our customers’ recognition that TAL provides more products and services than most other leasing companies can deliver. We believe that our extensive marketing network and strong customer relationships will also allow us to quickly put containers on-hire to our customers once market conditions improve.
TAL’s strong operating cash flow and debt structures that amortize gradually over the life of our containers should also help TAL in the current environment. In 2008, our Adjusted EBITDA(2) (which includes principal payments on finance leases), plus the net book value of container disposals was over $370 million. Based on our current debt outstanding, we estimate our total debt service (including principal and interest) will be about $200 million in 2009. As a result, we expect that we will be able to fully support all of our debt service requirements and continue to make substantial investments in our business in 2009 entirely out of our current operating cash flow. We continue to actively pursue new sources of debt to maximize our investment flexibility, but we don’t need to, and won’t, accept terms we find non-economic or unattractive.

The following table summarizes TAL’s cash inflows from 2006 — 2008:

TOTAL CASH INFLOWS (Dollars in 000’s)	2008	2007	2006
EBITDA(1)	$282,821	$242,277	$227,597
Principal payments on finance leases	$28,232	$24,791	$15,248

Adjusted EBITDA(2)	$311,053	$267,068	$242,845
Net book value of equipment disposals	$60,422	$50,887	$52,220

Total cash inflows	$371,475	$317,955	$295,065

Unique Opportunities
While the current market environment has created many challenges for our business, it has also provided investment opportunities that would not be available to us in a normal market. For example, in the fourth quarter of 2008, we completed a purchase lease-back transaction covering 53,000 TEU of containers with one of the world’s largest shipping lines. In addition, we repurchased a portion of our Series 2006-1 term notes for a price that was well below the par value of the notes, and since November of 2008, we have repurchased over one million shares of our stock at a weighted average price well below our tangible book value per share (adjusted to eliminate interest rate swap liabilities).
Outlook for 2009
Many of our customers continue to report their carrying volumes are 15% or more lower than last year, and while the industry has never experienced an annual decrease in container volumes, it seems like we could be in for the industry’s first decrease this year. For TAL, we expect our utilization will continue to decrease as long as international containerized trade volumes remain at their current depressed level. In addition, we expect pressure on disposal prices will increase over time if trade volumes and leasing company utilization remain low. The risk of a major customer default also increases the longer trade volumes and freight rates remain at an exceptionally low level.
In general, our operating and financial results should continue to trend downward as long as the environment remains so challenging. However, we do not believe the current challenges will necessarily have a permanent impact on our performance. New container purchases will likely be exceptionally low this year, and we expect that five percent or more of existing containers will be sold out of ocean service this year. In addition, most of the containers being returned to us are coming back to the Asia Pacific region, and about 90% of our containers available for lease are in Asia. As a result, we expect leasing demand and our utilization will improve quickly once trade volumes start to improve.
For the full year of 2009, our results will be mainly driven by how long the current downturn in trade volumes lasts. If trade volumes improve during the 2009 summer peak season, we could in fact have a very good year. If trade volumes do not recover in 2009, we expect that our earnings will steadily decrease throughout the year as our utilization falls.
However, even if trade volumes remain exceptionally low for all of 2009, we expect to be profitable throughout the year assuming none of our major customers cease operations. In addition, we expect to remain cash flow positive in 2009 with or without a peak-season recovery. If trade growth remains exceptionally weak throughout the year, our capital spending will be limited, and most of our cash flow will be targeted toward debt reduction. As a result, we expect to build net worth and reduce leverage in 2009 even if containerized trade volumes do not recover this year.
In summary, we are very pleased with our outstanding performance and results in 2008, but we are certainly mindful of the challenges we face in 2009. With our 2008 results, we continued on our track record of providing investors with growth, profitability and strong cash flow. Our market environment has become significantly more challenging in 2009, but our well-protected lease portfolio, strong cash flow and extensive operating and marketing capabilities should provide a substantial cushion against the challenging environment. While our results will trend down as long as trade volumes are weak, we expect to remain profitable throughout the year even if trade volumes do not improve, and we believe that our operating performance and financial results are well poised to rebound once trade volumes return closer to historical levels.
Thank you for your ongoing support for TAL International.
Sincerely,
Brian Sondey
President and Chief Executive Officer
TAL International Group, Inc.

Important Cautionary Information Regarding Forward-Looking Statements
Statements in this letter regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K that has been included as part of this Annual Report to Shareholders.
Our views, estimates, plans and outlook as described within this letter may change subsequent to the date of this letter. Except as required by applicable law, we are under no obligation to modify or update any or all of the statements made herein despite any subsequent changes we may make in our views, estimates, plans or outlook for the future.
(1) EBITDA is defined as net income before interest and debt expense, income tax expense, and depreciation and amortization, and excludes unrealized loss (gain) on interest rate swaps and gain on debt extinguishment in 2008.
(2) Adjusted EBITDA is defined as EBITDA (as defined in (1) above) plus principal payments on finance leases.
(3) Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gain on debt extinguishment in 2008, the unrealized loss (gain) on interest rate swaps for all years and the write-off of deferred financing costs for 2006.
(4) Adjusted net income is defined as net income as further adjusted for certain items which management believes are not representative of our operating performance. Adjusted net income excludes gain on debt extinguishment in 2008, the unrealized loss (gain) on interest rate swaps for all years and the write-off of deferred financing costs for 2006.